Exhibit 10.18

OPERATING AGREEMENT

OF

ED ROSES, LLC

(To Be Formed Limited Liability Company)

EIN:

THIS OPERATING AGREEMENT, is dated as of the effective date of August 12, 2019 by and among the members of ED ROSES, LLC (“the Company”), listed on Schedule A hereto (hereinafter collectively referred to as the “Members”).

WHEREAS, the original Members entered into an Operating Agreement of the Company dated August 12, 2019 (“the Original Operating Agreement”)

WHEREAS, the Company will operate jointly to develop, manufacture and sell products as agreed and set forth by the Members.

WHEREAS, ED ROSES, LLC wishes to set forth the agreement as to how the business and affairs of the Company shall be managed;

NOW, THEREFORE, the Member(s) hereby agree(s) as follows:

Article 1

FORMATION AND BUSINESS OF THE COMPANY

1.1          Formation. The Company was organized on August 12, 2019, in accordance with and pursuant to the Act.

1.2          Name. The name of the Company is ED ROSES, LLC; The Company may do business under that name and under any other name determined from time to time by the Managing Members (as hereinafter defined).

1.3          Purpose of the Company. The Company’s business and purpose shall be to conduct any lawful business or activities determined by the Managing Member, consistent with this Agreement, and to exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion, or attainment of the business or purposes otherwise set forth herein.

1.4          Principal Office. The Company’s principal place of business shall be located at 150 West Walnut St, Gardena, CA. The Company may have such other business offices within or without the State of California as determined by the Managing Member.

1.5          Term. The term of the Company shall commence on the date hereof and continue in perpetuity unless and until the Company is dissolved in accordance herewith and with the Act.

Article 2

DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

2.1          “Affiliate” of a Person shall mean any Person that controls, is controlled by or is under common control with such Person, an officer, director, partner, managing member, or trustee of such Person, or a relative of such Person, where “control” means the power, by contract, ownership of securities or other interests in a Person, or otherwise, to elect the majority of the directors of a corporation or otherwise direct the management of a Person, and “relative” of an individual means any other individual to whom the individual in question is related by blood, marriage, or adoption, not more remotely than as a first cousin. The Company and its subsidiaries shall not be deemed an Affiliate of a Member or of any of a Member’s Affiliates.

2.2          “Capital Account” of a Member, as of any date, shall mean the account maintained for such Member pursuant to Section 3.3, as adjusted through such date.

2.3          “Capital Amount Per Percentage Interest” of a Member means the quotient equal to the Capital Account of such Member divided by the Percentage Interest held by such Member;

2.4          “Capital Contribution” of, or attributed to, a Member shall mean the total contributions to the capital of the Company, whether in cash, property (net of liabilities), or services, made, performed, or to be performed by, or attributed to, such Member, valued on the date of contribution or commitment to contribute as set forth in the Company’s books and records.

2.5          “Certificate” shall mean the Certificate of Formation of the Company, as filed with the California Secretary of State, as amended from time to time.

2.6          “Code” shall mean the Internal Revenue Code of 1986, as amended, in effect as of the date hereof and as amended from time to time hereafter.

2.7          “Event of Expiry” shall mean at 5:00 p.m. (PST) on March 1, 2021, if the Managing Member has not by then given to the Members a written “Notice of Business Continuation”, the ongoing operations of the Company shall be immediately discontinued and the Managing Member shall promptly cease operations and “wind-up” the affairs of the Company pursuant to the provisons of Section 9.2 hereinbelow. An “Event of Expiry” may be automatically extended once, for a five (5) year period, by any of the following occurrences: (A) Member Edison Nation has by that time secured for the Company recurring sales to at least 5 of the 10 listed “Ed Nation Target Accounts” set forth on Schedule D, hereinbelow; or (B) prior to the expiry date (above) the Company has distributed Net Profits to Member 4 Keeps a sum, in the aggregate over that term, equal to no less than One Million Dollars (USD $1,000,000.00) – at its sole discretion, Member Edison Nation could choose to unilaterally affect this exception to expiry and trigger the automatic extension provision by delivering directly to Member 4 Keeps a payment equal to the difference between the aggregate total sum actually distributed to Member 4 Keeps by the Company during the period and One Million Dollars (USD $1,000,000.00).

2.8          “Fiscal Year” shall mean the Company’s accounting, tax, and fiscal year, which shall be the calendar year.

2.9          “Force Majeure” event means any circumstance not within a party's reasonable control including, without limitation:

(a)          acts of God, flood, storm, drought, earthquake or other natural disaster;

(b)          epidemic or pandemic;

(c)          terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;

(d)          nuclear, chemical or biological contamination or sonic boom;

(e)          any law or any action taken by a government or public authority, including without limitation imposing an export or import restriction, quota, or prohibition, extraordinary increase import or export “duty” fees or failing to grant a necessary license, permit or consent;

(f)          collapse of buildings, breakdown of plant or machinery, fire, explosion or accident;

(g)          any labour or trade dispute, difficulty or increased expense in obtaining workers, materials or transport, strikes, industrial action or lockouts (other than in each case where actions by the party seeking to rely on this clause, or companies in the same Group as that party are involved);

(h)          reasonably unforeseeable incomplete or non-performance by suppliers or subcontractors (other than by companies in the same Group as the party seeking to rely on this clause); and

(i)          reasonably unforeseeable interruption or failure of a utility or similar public service.

2,10          “Initial Capital Contribution” of a Member shall mean its initial contribution to the capital of the Company pursuant to this Agreement.

2.11          “Interest” shall mean a Member’s entire interest in the Company, including its right to share in the allocation of one or more of the Company’s allocable items, including, without limitation, Net Profits and Net Losses, or in distributions of the Company’s assets, and its interest, if any, in management.

2,12          “Managing Member” shall mean the Managing Member appointed in accordance with Article V.

2.13          “Member” shall mean each of the Members set forth in Exhibit A, upon the making of his or its Initial Capital Contribution, and each Person who is admitted as a Member after the date hereof in accordance herewith.

2.14          “Net Profits” and “Net Losses” shall mean, for each Fiscal Year (or other period for which they are determined), the income and gain, and the losses, deductions, and credits, of the Company, as appropriate, determined in accordance with generally accepted accounting principles consistently applied.

2.15          “Officer” shall mean any individual designated as an officer of the Company in accordance with Article V.

2.16          “Percentage Interest” of a Member as of any date shall mean the Member’s percentage share of the Net Profits, Net Losses, and other regularly allocable items and distributions of the Company, as set forth on Exhibit A attached hereto.

2.17          “Person” shall mean any individual, partnership, limited liability company, corporation, joint venture, trust, association, or any other entity, domestic or foreign, and its respective heirs, executors, administrators, legal representatives, successors, and assigns where the context of this Agreement so permits.

2.18          “Transfer” shall mean any sale, assignment, transfer, gift, exchange, bequest, or other disposition of an Interest, or any part thereof, in any manner, voluntary or involuntary, by operation of law, or otherwise, including a pledge, hypothecation, or other contingent transfer of rights.

2.19          “Transferor” shall mean any Member which Transfers, or proposes to Transfer, an Interest or any part thereof.

2.20          “Treasury Regulations” or “Treas. Reg.” shall mean regulations promulgated under the Code in effect as of the date hereof or hereafter amended or adopted.

Article 3

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1           Current Interests; Capital Contributions. On the date of this Agreement, (i) the Managing Member has previously made certain Capital Contributions to the Company as reflected in the Company’s books and records, and (ii) each of the other Members is making an Initial Capital Contribution in the amount set forth opposite such Member’s name on Exhibit A, in cash or immediately available funds. Upon the making of and in exchange for their Initial Capital Contributions, the Company is issuing to the Managing Member and the other Members the Interests set forth opposite their respective names on Exhibit A.

3.2          Additional Contributions/Working Capital. (a)  The Company shall develop a two year budget that shall include the anticipated working capital needs of the Company. Edison Nation, Inc, as a Member, shall fund the initial working capital for the Company in the form of a secured loan to the Company and such loan shall not be a capital contribution and shall not be in exchange for additional member interests. At such time as the budget requires, the Company may secure a line of credit from a lending institution such as a commercial bank or other lender to fund the working capital needs of the Company. Any and all loans made to the Company by Member Edison Nation, Inc. for working capital needs of the Company shall not be considered an Advance to the Company subject to recoupment as described in Schedule B, paragraph 3 hereinbelow; rather such loans shall be repaid, according to the terms by which the loan(s) were made, as Company debt service prior to any quarterly calculation of Net Profits for distribution to Members.

(b)          No Member shall have any preemptive, preferential, or other right with respect to (i) making additional Capital Contributions, (ii) the issuance or sale of Interests by the Company, (iii) the issuance of any obligations, evidences of indebtedness, or securities of the Company convertible into, exchangeable for, or accompanied by any rights to receive, purchase, or subscribe to, any Interests, (iv) the issuance of any right of, subscription to, or right to receive, or any warrant or option for the purchase of, any of the foregoing, or (v) the issuance or sale of any other interests or securities by the Company.

(c)          The Managing Member may authorize the Company to issue Interests from time to time in one or more classes, or one or more series of such classes, which classes or series shall have, subject to the provisions of applicable law, such designations, preferences, and relative, participating, optional, or other special rights as shall be fixed by the Managing Member. The Managing Member shall reflect the creation of any new class or series in an amendment to this Agreement indicating such designations, preferences and relative, participating, optional, or other special rights, and such amendment need be approved only by the Managing Member.

(d)          No Member shall be obligated to make any additional Capital Contribution unless agreed by such Member and the Managing Member.

3.3          Capital Accounts. The Company shall establish and maintain a Capital Account for each Member. The initial Capital Accounts shall be in amounts equal to the Members’ Initial Capital Contributions. A Member’s Capital Account shall be increased by the amount of any additional Capital Contributions made by, and the income and gain allocated to, such Member, and shall be decreased by any losses and deductions allocated, or distributions made, to such Member pursuant to the terms of this Agreement. It is the intention of the Members that Capital Accounts be maintained strictly in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv).

3.4          Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have any right to demand or receive (a) any cash or property of the Company in return of its Capital Contribution or in respect of its Interest until the dissolution of the Company or (b) any distribution from the Company in any form other than cash.

3.5          Transfer of Interest. If an Interest is Transferred as permitted by this Agreement, the transferee shall succeed to the Capital Account of the Transferor to the extent the Capital Account relates to the Transferred Interest in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(l).

3.6              Adjustment of Asset Values to Fair Market Value. (a) Upon the occurrence of any of the following events, the value of each of the Company’s assets shall be adjusted to their respective fair market values for book purposes:

(i)                contribution of money or other property to the Company by a new or existing Member as consideration for an interest in the Company;

(ii)               a distribution of money or other property by the Company to a retiring or continuing Member as consideration for an interest in the Company; or

(iii)              the termination of the Company for Federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code.

(b)               When an adjustment is made to fair market value pursuant to this Section 3.6:

(i)                the Capital Accounts of all Members shall be adjusted as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment;

(ii)              the Members’ Capital Accounts shall be adjusted for allocations to them of depreciation, amortization, and gain or loss on such book value of the property; and

(iii)             the Members’ distributive shares, as computed for tax purposes, with respect to such property shall be determined so as to take into account the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code and the Treasury Regulations issued thereunder.

Article 4

DISTRIBUTIONS AND ALLOCATIONS

4.1              Tax Distributions. (a) Not later than ten business days prior to March 15, June 15, September 15, and December 15 of each Fiscal Year, the Managing Member shall estimate the taxable income of the Company to be allocated to the Members in the aggregate for the period from the beginning of such Fiscal Year to the end of the Fiscal Quarter ending immediately after such date, all in accordance with the Code and the Treasury Regulations (the “Estimated Company Taxable Income”). Promptly thereafter, to the extent of cash available therefor, the Company shall distribute to Members, as provided in Section 4.1(b), an amount which, when added to all amounts previously distributed in such Fiscal Year pursuant to this Section 4.1, will equal [40%] of the Estimated Company Taxable Income (a “Tax Distribution”).

(b)               Any Tax Distribution to be made on any date shall be distributed to the Members in accordance with the allocation of Net Profits and Net Losses set forth in this Article IV or, if such allocation has not been determined at the time of a Tax Distribution, the Managing Member’s reasonable estimate thereof. Such Tax Distributions shall be deemed advances against the distributions to which the Members are entitled pursuant to Section 4.2.

4.2              Other Distributions. In addition to and at the same time as the Tax Distribution estimations are calculated, subject to the limitations described by paragraph 4.3, below, and further subject to the Tax Distribution payments described by paragraph 4.1, above, the Managing Member shall make a good faith effort, in the exercise of its best business judgment, to cause a quarterly distribution of no less than Forty Percent (40%) of the reasonably available Net Profits of the Company to its Members. The Company may make other distributions of cash or property at such times, and in such amounts, as shall be determined by the Managing Member, subject to the provisions of this Agreement and the Act. Distributions shall be allocated among the Members in accordance with their respective Percentage Interests and subject to recoupment as describe by Schedule B, paragraph 3 hereinbelow.

4.3              Limitation on Distributions. No distribution shall be declared and paid unless, after giving effect thereto, the assets of the Company exceed the Company’s liabilities.

4.4              Allocations of Net Profits and Net Losses. Except as otherwise provided in this Agreement or required by the Code or Treasury Regulations, the Net Profits and Net Losses for each Fiscal Year or portion thereof shall be determined in accordance with the accounting methods followed by the Company for Federal income tax purposes and shall be allocated to the Members as follows:

(a)               Net Losses shall be allocated:

(i)                first, until the cumulative Net Losses allocated pursuant to this Section 4.4(a)(i) equals the cumulative Net Profits, if any, previously allocated among the Members pursuant to Section 4.4(b) hereof, such Net Losses shall be allocated to the Members in the reverse chronological order and in the proportions in which such Net Profits were previously allocated to such Members;

(ii)               second, Net Losses shall be allocated among the Members in accordance with the positive balances in their respective Capital Accounts until all of their Capital Accounts have been reduced to zero; and

(iii)             thereafter, Net Losses shall be allocated among the Members in proportion to their Percentage Interests.

(b)               Net Profits shall be allocated:

(i)                until the cumulative Net Profits allocated pursuant to this Section 4.4(b)(i) equals the cumulative Net Losses, if any, previously allocated among the Members pursuant to Section 4.4(a) hereof, such Net Profits shall be allocated to the Members in the reverse chronological order and in the proportions in which such Net Losses were previously allocated to such Members; and

(ii)              the balance, to all of the Members pro rata in proportion to their Percentage Interests.

4.5              Special Allocations. (a) The requirements of Treas. Reg. §1.704-2, relating to allocations of losses attributable to nonrecourse debt, the provisions for a “minimum gain charge back,” as that term is defined in Treas. Reg. §1.704-(2)(f), and the provisions for a “qualified income offset,” as that term is defined in Treas. Reg. §1-704-1(b)(2)(ii)(d), are incorporated herein and made a part of this Agreement by reference.

(b)               Notwithstanding any other provision of this Agreement to the contrary, for Federal income tax purposes only, any item of income, deduction, gain, or loss realized by the Company with respect to property contributed to the Company shall be allocated to the Members as required by Code Section 704(c) and such tax allocations shall not be reflected in the Capital Accounts.

(c)               The provisions of this Article IV (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credit shall be interpreted consistently with the Treasury Regulations issued under Code Section 704 and, to the extent inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

4.6              Distributions In Kind. All distributions of Company property in kind shall be valued at their fair market value as of the date of distribution (or at such other date reasonably close to the date of such distribution as the Managing Member shall determine), and the Net Profits or Net Losses, if any, which would have been realized by the Company if it had sold such property at such fair market value shall be allocated to the Members in accordance with this Article IV. The fair market value of any such assets shall be determined by the Managing Member.

4.7              Tax Returns and Other Elections. The Managing Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all applicable laws of each jurisdiction in which the Company does business. Copies of all such returns, or summaries thereof, shall be furnished to the Members within a reasonable time after the end of each Fiscal Year. All elections permitted to be made by the Company under Federal or state laws shall be made by the Managing Member in its sole discretion. The Managing Member is hereby designated the “tax matters” partner of the Company.

4.8              Mid-Year Transfers. If an Interest is Transferred during the Fiscal Year as permitted by this Agreement, unless otherwise agreed by the Transferor and transferee with the consent of the Managing Member:

(a)               all Net Profits and Net Losses allocable to such Interest shall be allocated between the Transferor and the transferee in the ratio of the number of days in the Fiscal Year before and after the effective date of the Transfer, without reference to the dates during the Fiscal Year on which income was earned, losses were incurred, or distributions were made, and distributions shall be made to the Members as determined on the date such distribution is declared; and

(b)               tax credits, if any, shall be allocated among the Members as determined at the time the property with respect to which the credit is claimed is placed in service.

Article 5

MANAGEMENT

5.1              Managing Member. (a) The property, business, and affairs of the Company shall be managed by the Managing Member. Except where the Members’ approval is expressly required by this Agreement or by the Act, the Managing Member shall have full authority, power, and discretion to make all decisions with respect to the Company’s business, including, without limitation, to (i) enter into any contracts or agreements with respect to the operations of the Company, (ii) invest any funds of the Company in any manner, (iii) issue Interests to any Person or admit any Person as a Member, (iv) cause the Company to merge or consolidate with or into another Person or sell all or substantially all of its assets, on such terms as the Managing Member shall approve, and (v) amend the Certificate, in each case to the fullest extent permitted by the Act.

(b)               Except as otherwise expressly provided in this Agreement or the Act, the Members shall have no right to control or manage, nor shall they take any part in the control or management of, the property, business, or affairs of the Company, but they may exercise the rights and powers of Members under this Agreement.

(c)               The Managing Member shall be one representative from Edison Nation, Inc. and one representative from 4 Keeps Roses, Inc., acting unanimously.

(d)               The Managing Member may resign at any time by notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. The Members shall have the right to remove the Managing Member , at any time, with or without cause, upon the vote of Members holding 85% of the Percentage Interests, and upon the resignation, removal, death or incapacity of the Managing Member, the Members shall appoint a successor Managing Member pursuant to Section 5.1(c). In the event a specific representative of each, or any one, Member is not presently designated or lacks the legal capacity to serve as the Managing Member or is unavailable in the event of an emergency, then the most senior executive officer of that Member shall be deemed to be the appointed or acting representative until otherwise replaced by that Member.

5.2              Officers; Documents and Instruments. (a) The Managing Member may, but need not, designate one or more Officers of the Company as the Managing Member may determine. Any Person may hold two or more offices. Officers may (but need not) be Members. Officers may be removed at any time, with or without cause, by the Managing Member.

(b)               Officers shall have such duties and authorities as may be delegated to them by the Managing Member. In the absence of specific delegations of authority, Officers shall have such duties and authorities for the day-to-day operations of the Company as are commonly within the scope of the duties and authorities of persons holding similar offices of a corporation.

(c)               Every Officer shall be an agent of the Company for its business purposes and may bind the Company in the ordinary course, within the scope of his normal authorities and duties, or as approved by the Managing Member. Unless otherwise expressly authorized by this Agreement or the Managing Member as set forth herein, the act of an Officer that is not apparently for carrying on the Company’s business in the ordinary course shall not bind the Company.

(d)               Except as otherwise determined by the Managing Member or as set forth herein or in the Act, any document or instrument may be executed and delivered on behalf of the Company by the Managing Member or any Officer, including, without limitation, any deed, mortgage, note, or other evidence of indebtedness, lease, security agreement, financing statement, contract of sale, or other instrument purporting to convey or encumber, in whole or in part, any or all of the assets of the Company at any time held in its name, or any compromise or settlement with respect to accounts receivable or claims of the Company; and, subject to the authorization requirements set forth herein or in the Act, no other signature shall be required for any such instrument to bind the Company.

(e)               Any third Person dealing with the Company, the Managing Member, its Officers, or its Members may rely upon a certificate signed by the Managing Member or an Officer as to (i) the identity of the Members, the Managing Member, or Officers, (ii) acts by the Members, the Managing Member, or Officers, (iii) any act or failure to act by the Company, or (iv) any other matter involving the Company or any Member.

5.3              Limitation of Liability. Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable law from time to time, neither the Managing Member nor any Officer shall have any liability to the Company or any Member by reason of being or having been Managing Member or an Officer, provided that this Section 5.3 shall not affect such Person’s liability if an adverse judgment or other final adjudication establishes that his acts or omissions were in bad faith or involved recklessness or willful misconduct, or he gained financial or other advantages to which he was not entitled. In performing his duties, each Managing Member and Officer shall be entitled to rely on information, opinions, reports, or statements, including financial statements, in each case prepared or presented by one or more other Managing Member or Officers or agents or employees of the Company, or counsel, public accountants, or other Persons, as to matters that the Managing Member or Officer believes to be within their respective professional or expert competence. A Managing Member or Officer shall not be liable for omitting to do any act which the Managing Member or Officer is not specifically required to do under this Agreement, and shall have no obligation or liability, express or implied, to the Company, the Members, or any other Person, except as specifically set forth in this Agreement. Any action taken or omitted to be taken by the Managing Member or Officer shall be deemed for all purposes hereof and otherwise to have been in the best interest of the Company, taken or omitted to be taken in good faith, and to constitute neither recklessness nor willful misconduct unless proven by clear and convincing evidence to have been otherwise. To the fullest extent permitted by law, no obligation to act in good faith hereunder shall restrict the Managing Member’s and Officers’ complete discretion with respect to the operations and transactions of the Company and, if an obligation to act in good faith is imposed by law as to any action, each of the actions of the Managing Member or Officer shall be deemed to be in good faith in the absence of clear and convincing evidence to the contrary.

5.4              Dealings With Members and Affiliates. (a) Any Member or Affiliate of any Member may lend money to, borrow money from, act as a surety, guarantor, or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with (including contracting or otherwise dealing for the provision of goods or services and otherwise), the Company, and no approval of the Members, or of any of them, shall be required to approve any of the foregoing. The Members acknowledge that the Company may advance any or all of its capital contributions and revenues to any of its Affiliates and the Members agree that, unless otherwise agreed by such Affiliate, no interest shall be payable on any such advances.

(b)               This Agreement shall not prevent any Member, Managing Member, or Officer from entering into any agreement or arrangement with any other Person not otherwise specifically prohibited by this Agreement. The Company shall have no interest or expectancy in any opportunity of any Member, Managing Member, or Officer, and each Member, Managing Member, or Officer may treat any opportunity as his, her, or its own and may pursue such opportunity without regard to the Company.

5.5              No Exclusive Duty. Subject to any contractual obligations between or among the Members and Managing Member and/or Affiliate thereof, the Members and Managing Member may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Member or Managing Member or in any income or revenues derived therefrom.

5.6              Compensation. Neither the Managing Member nor any Officers shall be entitled to compensation for service as such, provided that they shall be reimbursed by the Company for reasonable expenses incurred in connection with such service.

5.7              Books and Records. At the expense of the Company, the Managing Member shall maintain records and accounts of all operations and expenditures of the Company. Upon reasonable advance notice, during normal business hours, any Member may, at its expense, inspect such records for any purpose reasonably related to such Member’s Interest, except that the Managing Member shall have the right to keep confidential, and not to disclose to the Members, such records which it reasonably believes (a) are in the nature of trade secrets, (b) the disclosure of which the Managing Member in good faith believes would not be in the best interests of the Company or could damage the Company or its business, or (c) are required by law or by agreement with a third person to be kept confidential.

Article 6

RIGHTS AND OBLIGATIONS OF MEMBERS; MEETINGS

6.1              Liability for Company Debt. No Member shall be personally liable for any debts, losses, or obligations of the Company by reason of being a Member.

6.2              Liability for Wrongful Distributions. A Member who receives a distribution from the Company which the Member knows to be in violation of this Agreement or the Act shall be liable to the Company for the amount of such distribution for a period of three years after it was made.

6.3              Meetings of Members. (a) The Company shall not be required to hold annual meetings of the Members and shall hold special meetings at such time and place as shall be determined by the Managing Member.

(b)               Notice of the time, place, and purpose or purposes of each meeting of the Members shall be delivered to each Member entitled to vote at the meeting either personally (including by courier) or by telephone, telegraph, facsimile, e-mail, or first class mail, postage prepaid, addressed to it at its address set forth in the records of the Company, at least three but not more than 60 days before the date of the meeting. An affidavit of the Managing Member, an Officer, or other Person giving such notice shall, absent fraud, be prima facie evidence that notice of a meeting has been given. Notice of a meeting need not be given to any Member who, either before or after the meeting, executes a waiver of notice, or who attends such meeting without objecting, at its beginning, to the transaction of any business because the meeting is not lawfully called or convened.

(c)               All acts of the Members shall require approval of Members holding a majority of the Percentage Interests of all Members entitled to vote on such matter, either at a meeting or by written consent.

(d)               At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. The proxy shall be filed with the Company before or at the time of the meeting.

(e)               Members may participate in a meeting by conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

(f)                For the purpose of determining (i) Members entitled to notice of, or to vote at, any meeting of Members, (ii) Members entitled to receive payment of any distribution, or (iii) the identity of Members for any other purpose, the date on which notice of the meeting is mailed, or on which the declaration of such distribution is adopted, as the case may be, shall be the record date for such determination. When a determination of Members entitled to vote at any meeting has been made as provided in this Section 6.3(f), the determination shall apply to any adjournment of the meeting.

Article 7

TRANSFERABILITY

7.1              General. Except as otherwise specifically provided in this Agreement, and subject in any event to Sections 7.3 and 7.4, no Member shall have the right to Transfer any Interest without the consent of the Managing Member, such consent not to be unreasonably withheld. Upon the Transfer of all of a Member’s Interest, the Transferor shall cease to be a Member.

7.2              Drag-Along and Tag-Along. (a) If a Member or Members (the “Selling Holders”) propose to Transfer to any Person or Persons (such potential purchaser, a “Purchaser”) an Interest (the “Subject Interest”) constituting an aggregate Percentage Interest in excess of 50%, Selling Holders may so Transfer such Interest, subject to this Section 7.2. Selling Holders shall give notice (the “Tag Along Notice”) to each other Member (“Minority Holders”) of any such proposed Transfer, identifying the Purchaser and stating the Subject Interest to be Transferred by Selling Holders, which Tag Along Notice shall be accompanied by a bona fide written offer (the “Tag-Along Offer”) from the Purchaser to purchase the Subject Interest, stating the price, terms, and conditions of such proposed purchase.

(b)               Selling Holders, by so stating in the Tag Along Notice, may require each Minority Holder to Transfer to the Purchaser all of such Minority Holders’ Interest. In such event, each such Minority Holder shall be irrevocably committed to Transfer his Interest at the Price per Percentage Interest (as defined below), and on the same (or as nearly as practical the same) terms and conditions, as provided in the Tag Along Notice (provided that the Purchaser may pay all cash to Minority Holders and provided, further, that Minority Holders shall not be required to give the Purchaser any representations or warranties or indemnity other than with respect to Minority Holders’ title to and ownership of their respective Interests). The “Price per Percentage Interest” shall mean an amount equal to (i) the aggregate price to be paid by the Purchaser for the Subject Interest, divided by (ii) the Percentage Interest of such Subject Interest; provided, that, if the Tag-Along Offer provides for the purchase of any assets in addition to the Subject Interest, the “aggregate price to be paid by the Purchaser for the Subject Interest” shall mean the portion of the proposed purchase price allocated to the purchase of the Subject Interest, as such allocation is set forth in the Tag-Along Offer or, if the Tag-Along Offer does not so allocate such purchase price, as reasonably determined by the Managing Member.

(c)               If Selling Holders does not require Minority Holders to Transfer their Interests pursuant to Section 7.2(b), Minority Holders shall each have the right, but not the obligation, by giving notice (a “Tag Along Acceptance”) to Selling Holders within 15 days of the Tag Along Notice, to require the Purchaser, if it acquires the Subject Interest, to also acquire all of such Minority Holder’s Interest. Selling Holders, following receipt of a Tag-Along Acceptance, shall have the right, but not the obligation, to reduce the Percentage Interest to be Transferred by Selling Holders so that the aggregate Percentage Interest to be Transferred to the Purchaser shall equal such Percentage Interest (not less than that originally intended to be Transferred by Selling Holders) as the Purchaser is willing to acquire.

(d)               If a Minority Holder gives a Tag Along Acceptance, (i) such Minority Holders shall be irrevocably committed to Transfer his Interest at the Price per Percentage Interest, and on the same (or as nearly as practical the same) terms and conditions, as provided in the Tag Along Notice (provided that the Purchaser may pay all cash to such Minority Holder and provided, further, that such Minority Holders shall not be required to give the Purchaser any representations or warranties or indemnity other than with respect to such Minority Holder’s title to and ownership of his Interest) and (ii) the Purchaser may not acquire, and Selling Holders may not Transfer, the Subject Interest unless the Purchaser acquires such Minority Holder’s Interest, at such price and on such terms and conditions.

(e)               If Minority Holders do not give a timely Tag Along Acceptance, Selling Holders may Transfer the Subject Interest described in the Tag-Along Offer to the Purchaser, on the terms and conditions set forth in the Tag Along Notice, at any time within the 60-day period following the expiration of the 15-day period referred to above. If not so Transferred, such Subject Interest shall not thereafter be Transferred, except in compliance with the terms and conditions of this Agreement.

(f)                The closing of any purchase pursuant to this Section 7.2 shall take place at such time and place as may be set forth in or determined pursuant to the terms of the Tag Along Notice.

7.3              Conditions to Transfers. (a) As a condition to the effectiveness of any Transfer permitted under this Article VII, and (subject to Section 7.4) the admission of a transferee as a new Member, each Transferor and proposed transferee shall execute and deliver to the Company, at the Transferor’s (and/or the transferees’) expense, such instruments of transfer, assignment, and assumption and such other certificates, representations, and documents, and shall perform all other acts necessary or desirable, in the opinion of counsel to the Company, to:

(i)                 constitute each such transferee a Member, if applicable;

(ii)              confirm that each Person desiring to acquire an Interest, or to be admitted as a Member, has accepted, assumed, and agreed to be bound by, all of the terms, obligations, and conditions of this Agreement, as in effect at the time of the Transfer;

(iii)             preserve the Company after such Transfer under the laws of each jurisdiction in which the Company is qualified, organized, or does business;

(iv)             maintain the status of the Company as a partnership for federal tax purposes;

(v)               assure compliance with all applicable state and Federal laws, including, without limitation, securities laws; and

(vi)             constitute the Company a third-party beneficiary of the obligations of the transferees under any arrangements or agreements to Transfer an Interest hereunder, with full power to enforce such obligations directly against the transferees.

(b)               No Transfer of an Interest may be made if such Interest, when added to the total of all other Interests Transferred within the prior twelve-consecutive-month-period, would, in the opinion of counsel to the Company, result in the termination of the Company pursuant to Code Section 708 unless, in the opinion of such counsel, such termination would not have a material adverse effect upon the remaining Members, such Transfer is approved by the Managing Member, or such Transfer is of all the Interest in the Company.

7.4              Transferee Not A Member. A transferee of an Interest who is not already a Member shall not become a Member, and shall have no right to participate in the management of the business of the Company or to become a Member unless the Managing Member approves the admission of such transferee as a Member. A transferee not admitted as a Member hereunder shall be deemed to be an assignee for all purposes, and shall be entitled to receive any share of Net Profits and Net Losses, other allocable items, and distributions to which the Transferor would have been entitled, to the extent of the Interest transferred to such assignee. The Interest held by an assignee shall be subject to the same restrictions on Transfer as are Interests held by Members, as set forth in this Article VII. A transferee who becomes a Member shall be treated as a Member for all purposes under this Agreement.

7.5              Effective Date. (a) Any Transfer of an Interest or admission of a Member in accordance with this Agreement shall be effective as of the last day of the calendar month in which all of the conditions thereto were satisfied. No Transfer of an Interest shall be effective unless and until the Company has received notice of the name and address of the transferee and the date of such Transfer.

(b)             No new Member shall be entitled to any retroactive allocation of Net Profits or Net Losses or other allocable items incurred by the Company. The Managing Member may, in its discretion, at the time a new Member obtains an Interest, close the Company books (as though the Fiscal Year had ended) or make pro rata allocations of such items to a new Member for that portion of the Fiscal Year in which it holds an Interest, in accordance with Code Section 706(d) and the Treasury Regulations promulgated thereunder.

7.6              Certain Transfers of No Effect. Any Transfer or attempted Transfer of an Interest in violation of the terms of this Agreement shall be null and void and have no effect. Each Transferor hereby indemnifies the Company and the remaining Members against any and all loss, liabilities, damages, and expenses, including, without limitation, tax liabilities or loss of tax benefits, arising directly or indirectly out of any Transfer or purported Transfer in violation of this Agreement.

Article 8

WITHDRAWAL OF MEMBERS

8.1              No Voluntary Withdrawal. Except in the case of an Event of Expiry or as specifically provided by Schedule B, paragraph 4 (Walk Away Risk), incorporated herein, a Member shall have no right or power to surrender its Interest voluntarily or otherwise take, or permit to be taken, any action that would cause the Member to be deemed or required, by operation of law or otherwise, to withdraw or resign as a Member. In the event of any event of bankruptcy which would cause a Member to cease to be a Member under the Act, the former Member or his estate or representative shall be an assignee of the Member’s Interest, but such former Member or his estate or representative shall not have the right to require any payment from the Company or any other Member.

Article 9

DISSOLUTION AND TERMINATION

9.1              Events Causing Dissolution and Winding-up. The Company shall be dissolved and wound up upon the first to occur of the following events:

(a)               the determination of the Managing Member to dissolve the Company;

(b)               the occurrence of an Event of Expiry;

(c)               the sale or other disposition of all or substantially all of the business or assets of the Company; or

(d)               the entry of a decree of judicial dissolution under Section 802 of the Act.

The death, bankruptcy, insolvency, or dissolution of any Member shall not cause a dissolution of the Company.

9.2              Winding up of the Company. (a) If the Company is dissolved in accordance with Section 9.1, the Managing Member shall wind up the affairs of the Company, including by selling or otherwise liquidating the Company assets in a bona fide sale or sales to third Persons at such prices and upon such terms as he may determine. If the Managing Member determines that an immediate sale would be financially inadvisable, it may defer sale of the Company assets for a reasonable time, or distribute the assets in kind.

(b)               The proceeds of any liquidation of the Company shall be distributed

(i)                 first, to creditors of the Company, as and to the extent provided in Section 804(a)(1) and 804(b) of the Act;

(ii)              second, to the Members and former Members in satisfaction of any liabilities for distributions previously declared or required hereunder to have been declared and paid and which have not been paid; and

(iii)            third, as provided in Article IV.

9.3              Certificate of Cancellation. Upon the dissolution and the completion of the winding up of the Company, a certificate of cancellation shall be prepared, executed and filed in accordance with the Act.

Article 10

INDEMNIFICATION

10.1            Indemnification. To the fullest extent permitted by applicable law from time to time in effect, the Company shall indemnify, defend, and hold harmless each Member, the Managing Member, and each Officer (each an “Indemnitee”), and may indemnify, defend, and hold harmless any other Person designated by the Managing Member, from and against all costs, liabilities, claims, expenses, including reasonable attorneys’ fees, and damages (collectively, “Losses”) arising from any demands, claims, or lawsuits against any Indemnitee in connection with or resulting from his acts or omissions in his capacity as a Member, Managing Member, or Officer, or in connection with, arising from, or relating to, business or activities undertaken on behalf of the Company, including, without limitation, any demands, claims, or lawsuits initiated by a Member, unless such acts or omissions are found by a court of competent jurisdiction upon entry of a final judgment to be in bad faith, or to constitute fraud, willful misconduct, or a knowing violation of law or to have violated such lesser standard of conduct as under applicable law affirmatively prevents indemnification hereunder. The termination of any action, suit, or proceeding by judgment, order, settlement, plea of nolo contendere or its equivalent, or conviction shall not, of itself, create a presumption that an Indemnitee shall not be entitled to indemnification hereunder or that the Indemnitee did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Company.

10.2            Advancement of Expenses. An Indemnitee shall be entitled to receive, upon application therefor, advances from the Company to cover the costs of defending any pending, threatened, or completed claim, action, suit, or proceeding against it for Losses in connection with which it would be entitled to indemnification under this Article X, provided, that such advances shall be repaid to the Company if the Indemnitee receiving such advance is found by a court of competent jurisdiction upon entry of a final judgment to have violated any of the standards set forth in Section 10.1 which preclude indemnification hereunder.

10.3            Rights Not Exclusive; Survival. The rights of an Indemnitee set forth in this Article X shall not be exclusive of any other rights to which it may be entitled, whether by separate agreement or otherwise, nor shall such rights limit or affect any other such rights. All rights of an Indemnitee under this Article X shall survive the dissolution of the Company and shall inure to the benefit of his or its heirs, personal representatives, successors, and assigns.

10.4            Source of Payment. Any amount to which an Indemnitee may be entitled under this Article X shall be paid only out of the assets of the Company and any insurance proceeds available to the Company for such purposes. No Member shall be personally liable for any amount payable pursuant to this Article X, or to make any Capital Contribution, return any distribution made to it by the Company, or restore any negative Capital Account balance to enable the Company to make any such payment.

Article 11

REPRESENTATIONS AND WARRANTIES OF MEMBERS

11.1            Each Member hereby represents and warrants that:

(a)               (i) such Member has the full legal right and power and all authority and approval required (A) to execute and deliver, or authorize execution and delivery of this Agreement and all other instruments executed and delivered by or on behalf of such Member in connection with the purchase of such Member’s Interest and (B) to purchase and hold such Member’s Interest; (ii) the signature of the party signing on behalf of such Member is binding upon such Member; and (iii) such Member has not been formed for the specific purpose of acquiring such Member’s Interest, unless each beneficial owner of such Member is qualified as an accredited investor within the meaning of Rule 501(a) of Regulation D and has submitted information substantiating such individual qualification.

(b)               The Interest issued to such Member hereby is being or will be acquired by such Member for investment purposes only, for the account of such Member and not with the view to any resale or distribution thereof, and such Member is not participating, directly or indirectly, in a distribution of the Interest and will not take, or cause to be taken, any action that would cause such Member to be deemed an “underwriter” (as defined in Section 2(11) of the Securities Act of 1933, as amended (the “Act”)) of the Interest.

(c)               Such Member is not subscribing for such Member’s Interest as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting.

(d)               Such Member has had access to all materials, books, records, documents, and information relating to the Company.

(e)               Such Member acknowledges and understands that investment in such Member’s Interest involves a high degree of risk.

(f)                Such Member acknowledges that it has been offered an opportunity to ask questions of, and receive answers from, officers of the Company concerning all material aspects of the Company and its business, and that any request for such information has been fully complied with to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(g)               Such Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company.

(h)               Such Member can afford a complete loss of its investment in the Company.

(i)                 Such Member has never been notified by the Internal Revenue Service that it is subject to backup withholding.

(j)                 Such Member recognizes that no governmental agency has passed upon the issuance of such Member’s Interest or made any finding or determination as to the fairness of this investment.

(k)               Such Member has not entered into any agreement to pay commissions to any persons with respect to the purchase or sale of such Member’s Interest, except commissions for which such Member will be responsible.

Article 12

MISCELLANEOUS PROVISIONS

12.1           Execution of Additional Instruments. At any time and from time to time, each Member agrees, at its expense, to take such actions and to execute and deliver such documents and instruments, including, without limitation, statements of their Interests and powers of attorney, as may be reasonably necessary to effectuate the purposes of this Agreement.

12.2           Amendments. No amendment of this Agreement shall be binding unless such amendment is in a writing approved by the Managing Member. [Except as provided in Section 3.2(d),] (a) no amendment to Article 4 which adversely affects any Member (including reducing the amount of any payment or distribution to any Member) and which affects such Member any differently than any other Member of the same class or series (which, except as may be specifically provided in the terms of any class or series of Interests, shall not include amendments relating to or resulting from the creation or amendment of the terms of any other class or series of Interests) shall be effective without the consent of such Member, (b) no amendment to Sections 3.2(e), 6.1, 6.2, or 10.4 which increases the liability of any Member shall be effective without the consent of such Member, (c) no amendment to Article 7 which limits the category of Persons to whom any Member may Transfer Interests or materially adversely affects the rights of any Member to purchase or sell Interests and which affects such Member any differently than any other Member of the same class or series, shall be effective without the consent of such Member, (d) no amendment to Article 7 which limits the category of Persons to whom any class or series of Members may Transfer Interests or materially adversely affects the rights of any class or series of Members to purchase or sell Interests and which affects such class or series of Members any differently than any other class or series of Members, shall be effective without the approval of the holders of 85% in Percentage Interests held by such class or series of Members, (e) no amendment to Section 10.1 which adversely affects any Member shall be effective without the consent of such Member, and (f) no amendment to Sections 5.4(b) or 5.5 shall be effective without the unanimous consent of all of the Members.

12.3           Entire Agreement. This Agreement, including its attached and herein incorporated Schedules (A) through (D), inclusive, and the Certificate together set forth the entire understanding of the Members with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter. To the extent the Act addresses a matter not otherwise addressed by this Agreement, it is the intention of the Members that the provisions of the Act shall apply, but no such application shall otherwise affect any provision of this Agreement.

12.4           Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth in Exhibit A (or if not shown thereon, as shown in the records of the Company), or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12.4. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 12.4 shall be deemed given at the time of receipt thereof.

12.5           Waivers. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

12.6          Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, heirs, and personal representatives.

12.7           No Third Party Beneficiaries. The covenants, obligations, and rights set forth in this Agreement are not intended to benefit any creditor of the Company or of any Member, or any other third Person, except as provided in Section 12.6. Except for the foregoing or as permitted by applicable law, no creditor or other third Person shall have any right, under any circumstances, to compel any actions or payments by the Managing Member or the Members or, by reason of any provision contained herein, be entitled to make any claim in respect of any debt, liability, obligation, or otherwise against the Company or any Member.

12.8           Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

12.9           Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.10        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws.

12.12         Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the neuter gender shall include the feminine and masculine genders and vice versa.

12.13         No Right to Petition for Dissolution. The Members agree that irreparable harm would be done to the business and goodwill of the Company if any Member were to bring an action in Court under the Act for the judicial dissolution of the Company, except in the case of an Event of Expiry. Accordingly, except in the case of an Event of Expiry, each Member, in his capacity as such, hereby irrevocably waives any such right to petition for dissolution of the Company under the Act, and all similar rights under other applicable law, except to the extent such relief may be sought by the Company itself as authorized by the Members in accordance with this Agreement.

12.14         Managing Member and Officers as Attorney-in-Fact for Members. (a) Each Member hereby irrevocably constitutes and appoints, with full power of substitution, the Managing Member and each Officer its true and lawful attorney-in-fact, with full power and authority in its name, place, and stead, to execute, certify, acknowledge, deliver, file, and record at the appropriate public offices:

(i)              all certificates and other instruments, and any amendment thereto, which the Managing Member or Officer deems appropriate to form, qualify, or continue the business of the Company as a limited liability company;

(ii)              any other instrument or document which may be required to be filed by the Company under the laws of any state or which the Managing Member or Officer deems advisable to file; and

(iii)             any instrument or document, including amendments to this Agreement, which may be required to continue the business of the Company, admit a Member, or dissolve and liquidate the Company (provided that such continuation, admission, or dissolution are in accordance with this Agreement), or to reflect any reductions in the amount of Members’ capital.

(b)               Each Member’s appointment of the Managing Member and Officers as attorneys-in-fact shall be deemed to be a power coupled with an interest and shall survive the incompetency, bankruptcy, insolvency, or dissolution of the Member giving such power, except that this power of attorney shall survive a Transfer of a Member’s Interest in accordance with this Agreement only until such time, if any, as the transferee shall have been admitted to the Company as a Member and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

MANAGING MEMBERS

Edison Nation, Inc	4 Keeps Roses, Inc.

/s/ Chris Ferguson	/s/ Sidney Richlin
By: Chris Ferguson, CEO	By: Sidney Richlin, President

Schedule A

The following sets forth the Percentage Interest of Interest to be held by each Member after the making of their Initial Capital Contributions on the date of this Agreement, all in accordance with Section 3.1.

I. On the Date of this Agreement

Member and Address	Percentage Interest
Edison Nation, Inc (Initial Capital Contribution: $500)	50%

4 Keeps Roses, Inc. (Initial Capital Contribution: $500)	50%

Schedule B – Additional Terms, Conditions or Agreements

As related to this overall Operating Agreement, the parties further specifically agree as follows:

1.              Opportunity Fee. Member Edison Nation shall promptly, after execution of this Agreement, pay to 8th Floor, LLC the equivalent value of USD $50,000.00 in restricted publicly tradeable common shares of Edison Nation, Inc pursuant to Rule 144. (valued as of the date of execution); which sum shall be deemed an “Opportunity Fee” fully earned upon payment and NOT be subject to recoupment by Member Edison Nation from any distribution of Net Profits to Member 4 Keeps by the Company.

2.              Member Advanced Funds. Member Edison Nation shall promptly, after execution of this Agreement, pay an Advance sum of Eighty Thousand Dollars and monthly payments of $20,000 per month for six consecutive months following the execution of the Agreement for an aggregate total of Two Hundred Thousand Dollars(USD $200,000.00) to Member 4 Keeps; which sum shall be subject to recoupment by Member Edison Nation from the Company in accordance with paragraph 3, below.

3.              Recoupment Adjustments. Upon calculating any available amounts for the minimum mandatory quarterly distribution of Net Profits to the Members pursuant to paragraph 4.2 of the Operating Agreement and prior to issuing any such distribution payment to Member 4 Keeps, any outstanding amounts previously Advanced to Member 4 Keeps and subject to recoupment (see: paragraph 2, above) shall be recouped by Member Edison Nation by means of a deduction from each fully calculated quarterly distribution amount payable to Member 4 Keeps until the total of all outstanding sums so Advanced are recouped in full. This process of recoupment shall be the sole and exclusive recourse remedy for Member Edison Nation to recover its Advance payment to Member 4 Keeps pursuant to paragraph 2, above, and in that regard is Advance is to be deemed “at risk, without recourse”. If, for any reason, the proviviosn of this paragraph 3 should prove over time to be inadequate to affect a full recoupment by Edison Nation of any of the sums so Advanced, neither Member 4 Keeps, nor any of its principals, members, shareholders, directors, officers or any other person or entity shall be liable in any manner or degree for repayment of any “unrecouped” amounts otherwise owing to Edison Nation.

For purposes of illustration by example only, if a 40% total Member distribution in Quarter 1 of $100,000.00 was calculated and approved by the Managing Member, then Member 4 Keeps share (50%) of that sum would be $50,000. However, before the distribution payment is made to 4 Keeps, Edison Nation is entitled to a recoupment deduction for the outstanding balance of such Advanced funds (see: paragraph 2, above) from any amounts owing to 4 Keeps by the Company. Accordingly, Edison Nation would be paid by the Company the $50,000.00 otherwise owing to 4 Keeps for Quarter 1; which sum shall then be credited against the Advance balance owing from 4 Keeps pursuant to paragraph 2, above, thus leaving a remaining unpaid Advance balance of $150,000.00 due to Edison Nation by 4 Keeps going into Quarter 2 - and continuing on in that way, unless interrupted in some manner as otherwise provided by this overall Operating Agreement, until such Advance is fully recouped.

4.              Walk-Away Risk. At any time and in the unlikely event that Member Edison Nation fails or refuses to meet its financial (Advance and/or lending) commitments to either the Company or to Member 4 Keeps, or if any Member otherwise fails or refuses on a regular and recurring basis to perform its obligations under this overall Operating Agreement, then absent any circumstances or event of Force Majeure, upon a failure to promptly cure such default following a reasonable written demand for performance by any other Member (and notwithstanding any other provisions of the Operating Agreement to the contrary) any and all rights or privileges afforded to such “non-performing” Member by virtue of this overall Operating Agreement including, but not limited to, its Membership rights and any continuing profit, loss or managing interests therein granted shall be immediately forfeited and shall automatically revert, without recourse, to the remaining Member(s); being then divided and granted in proportion to the remaining Member(s) respective ownership interests. In such event, any liability rights against such non-performing Member shall be reserved to the Company or its Members, or in accordance with the Act.

5.              Minimum Mandatory Budget Items. Any approved budget categories [see: Schedule C, below], at a minimum, shall always include specific allocations necessary and sufficient to accommodate the costs associated with: (a) all advisable insurance coverages, (b) any reasonable, implement any scheduled ‘social media’ marketing programs, and (c) all necessary or advisable Trade Shows - particularly including those series of shows regularly associated with certain multi-chain or franchise customers such as 7-11 (including its Nexxus affiliates) and other C-type store chains, or other retailers utilizing “Scan-based” sales programs.

6.              General Division of Responsibilties. It is understood and agreed that, generally, Member 4 Keeps shall be responsible to manage all confidential product sourcing relationships; “social media” or “affiliate-based” marketing strategies and related “media buys”; all product sales by, or through, so-called “Social Media Affiliates” or similar social media-type platforms; and, all product sales to, or through, Amazon, 7-11 (and its affiliate Nexxus), other C-type store chains and all other “Scan-based” sales retailers. Member Edison Nation shall be responsible for managing all other areas of “day-to-day” business operations of the Company; financial matters of the Company; corporate and/or regulatory compliance matters; new or revised product packaging/sourcing and marketing materials; all product-related acquisition, assembly, storage, packaging and sales logistics, shipping and customer fulfillment requirements (regardless of sales source); and, product sales in all other categories of wholesale/retail sellers acquired by Edison (or its Affiliates) and not otherwise designated or reserved to (or subsequently acquired by) 4 Keeps.

7.              Member Sales Commissions. Each Member, separate and apart from any other approved monetary compensation, salary/bonuses or Member profit/loss distribution(s), shall also be entitled to be paid by the Company directly, on a monthly basis, a commission on any product sales generated by that Member including, but not limited to, those sales generated through its areas of “general division of responsibilities” (see paragraph 6, above), as follows:

[INSERT SALES COMMISSION STRUCTURE FOR MEMBERS HERE]

8.              Intellectual Property. Member 4 Keeps Roses, Inc. agrees that it shall license to ED ROSES, LLC, royalty-free and on a non-exclusive basis, all necessary rights and authorities required to utilize: (a) the (pending) registered trademark [“4 Keeps Roses”]; and, (b) 4Keeps Roses website and URL, affiliate landing pages, social media profiles, along with any libray of content and/or any associated copyright interests pertaining thereto, whether registered or not, owned or controlled by said Member with regard to the “4 Keeps Roses” product brand. Such license shall be irrevocable by 4 Keeps for as long as the Company is actively selling its “Rose” products, in any form; however, which shall automatically revoke on the occurrence of any Event of Dissolution by the Company according to Operating Agreement paragragh 9.1, hereinabove. The Company shall hold no other rights, of any kind, associated with such licensed trademarks or copyrights merely by virtue of such license.

Schedule C – Preliminary Approved Mandatory Minimum Budget Items

A.	Trade Shows: TBD

1.ECRM

              Convenience

https://ecrm.marketgate.com/Sessions/2020/01/Convenience

              Front End Check Lane

https://ecrm.marketgate.com/Sessions/2020/01/ImpulseFrontEndChecklane

              Valentines Day

https://ecrm.marketgate.com/Sessions/2020/04/ValentinesDayCandyBoutiqueEPPS

2.  Gift Shows

              Las Vegas:  https://www.lasvegasmarket.com/

              New York:  https://www.nynow.com/

              Chicago:  http://www.silverliningshows.com/

              Dallas:  http://dallasmarketcenter.com/

              Atlanta:  https://www.americasmart.com/

3.  7-11 Shows

            Already Exhibiting: National Coalition of Associations of 7-Eleven Franchisees:  https://ncasef.com/

            7-Eleven Experience (corporate run event/February 2019 Las Vegas)

            Regional FOA shows (once a month)

4.  ASI Promotional Industry (Advertising specialty Institute) shows TBD

B.	Insurances:

1.	Product Liability; Min. Limits: ______________;

2.	Comprehensive General Liability (“CGL”); Min. Limits: _____________;

3.	Workers Compensation;

4.	Errors and Ommissions/Directors & Officers;

C.	“Social Media”/”Affiliate Sales” programs: TBD

D.	Los Angeles Office Expenses: TBD

Schedule D – Edison Nation Targeted Customers List

1. Walmart

2. Target

3. Meijer

4. Costo

5. Sam’s Club

6. Albertson’s

7. Riteaid

8. ???

9. ???

10. ???